EXHIBIT 23.1


                   CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the inclusion in the Current Report on Form 8-K/A of Norfolk Southern Corporation dated May 1, 1997 of our report dated January 21, 1997, except as to Note 2, which is as of March 7, 1997, on the consolidated financial statements of Conrail Inc. for the year ended December 31, 1996, appearing on page 6 of this Form 8-K/A.

PRICE WATERHOUSE LLP

Thirty South Seventeenth Street
Philadelphia, PA  19103

May 1, 1997